EXHIBIT 99.1

MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
415.819.7447 | sandy@pfaffpr.com

Bank of Marin to Present at KBW Annual Investor Conference on July 31

NOVATO, CA - (July 19, 2012) - Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, announced today that President and CEO, Russell A. Colombo, and Executive Vice President and CFO, Christina J. Cook, will make a presentation at the annual KBW Community Bank Investor Conference in New York City on Tuesday, July 31, 2012.

Bank of Marin has been included on the KBW Honor Roll five times and is one of only 45 banking institutions to have made the most recent list for 2011, announced in June 2012. To be eligible, an institution has to have assets of more than $500 million, and amongst other criteria have consecutive increases in earnings per share since 2009. For the five-year period between 2006 and 2011, the KBW Bank Honor Roll members significantly outperformed the banking industry and the market.

The Bank of Marin Bancorp presentation will be available starting at 4:30 pm EST, Tuesday, July 31st, the time of the Bank's presentation, through Bank of Marin's website at www.bankofmarin.com under “About Us/Press and News”.  Refer to the KBW Community Bank Investor Conference news item. The archived slides will be available for thirty days.

About Bank of Marin
Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than twelve years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine. For more information, visit www.bankofmarin.com.

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